JOHN HANCOCK CAPITAL SERIES
                               601 Congress Street
                              Boston, MA 02210-2805



September 19, 2005


John Hancock Funds, LLC
601 Congress Street
Boston, MA  02210-2805

Ladies and Gentlemen:

    Pursuant to Section 14 of the Distribution Agreement dated as of December 22, 1994 between John Hancock Capital Series (the "Trust") and John Hancock Broker Distribution Services, Inc., now known as John Hancock Funds, LLC, please be advised that the Trust has established a new series of its shares, namely, John Hancock Allocation Core Portfolio (the "Fund"), and please be further advised that the Trust desires to retain John Hancock Funds, LLC to serve as distributor and principal underwriter under the Distribution Agreement for the Fund.

    Please indicate your acceptance of this responsibility by signing this letter as indicated below.

                                      JOHN HANCOCK CAPITAL SERIES
                                      On behalf of
                                      John Hancock Allocation Core Portfolio



                                      By: /s/Keith Hartstein
                                          Keith F. Hartstein
                                          President and Chief Executive Officer



JOHN HANCOCK FUNDS, LLC



By: /s/Alfred P. Ouellette
    Alfred P. Ouellette
    Assistant Secretary